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                                                                       EXHIBIT A



                  AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION


         "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty-nine million five hundred thousand (49,500,000) shares, of which forty-two million (42,000,000) shall be shares of Common stock, the par value of which is one cent ($.01) per share, amounting in the aggregate to [four hundred twenty thousand dollars ($420,000)] and seven million five hundred thousand (7,500,000) shall be shares of Preferred Stock, the par value of which is one cent ($.01) per share, amounting in the aggregate to Seventy Five Thousand Dollars ($75,000). At the time this amendment becomes effective, and without any further action on the part of the Corporation or its stockholders, each five shares of Common Stock, par value $.01 per share, then issued and outstanding shall be changed and reclassified into one fully paid and non-assessable share of Common Stock, par value $.01. The capital account of the corporation shall not be increased or decreased by such change and reclassification. To reflect the said change and reclassification, each certificate representing shares of Common Stock, par value $.01 per share, theretofore issued and outstanding shall represent one-fifth the number of shares of Common Stock, with a par value of $.01 per share, issued and outstanding after such change and reclassification; and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock, par value $.01, of the kind authorized by this amendment, equal to one-fifth the number of shares represented by said certificate for theretofore issued and outstanding shares, so that upon this amendment becoming effective each holder of record of five shares of the Common Stock will have or be entitled to certificates representing in the aggregate one share of Common Stock with par value $.01 of the kind authorized by this amendment for each share of Common Stock with par value of $.01 of which he was the holder prior to the effectiveness of this amendment."





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